EXHIBIT 10.14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated as of March 3, 2006 among RathGibson, Inc. (the "Company") and its affiliated companies, RGCH Holdings Corp. ("Holdings") and RGCH Holdings LLC (the "LLC"), and Nick Cray (the "Employee") (together, the "Parties").

WHEREAS, the Parties wish to establish the terms of the Employee's employment with the Company.

Accordingly, the Parties agree as follows:

1.

Employment and Acceptance.  The Company, Holdings and the LLC shall employ the Employee, and the Employee shall accept employment, subject to the terms of this Agreement, on the "Closing Date," as defined under the Stock Purchase Agreement by and among the Company, the LLC, and the current holders of all capital stock of the Company, dated as of December 6, 2005 (the "Effective Date").

2.

Term.  Subject to earlier termination pursuant to Section 5 of this Agreement, the employment relationship hereunder shall continue from the Effective Date until the first anniversary of the Effective Date (the "Initial Term") and shall extend for successive one (1) year terms thereafter, unless any Party shall have given ninety (90) days written notice to the other, prior to the expiration of the Initial Term or extended term, that it does not wish to extend the Term.  As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the date the Employee's employment terminates in accordance with this Section 2 or Section 5.  In the event that the Employee's employment terminates, the Company's obligation to continue to pay all Base Salary (defined below in Section 4.1), as adjusted, "Bonus" (defined below in Section 4.2), and other benefits then accrued shall terminate except as may be provided for in Section 6 of this Agreement.

3.

Duties and Title.

3.1

Title.  The Employee shall serve in the capacity of Vice President of Operations of the Company, Holdings, and the LLC, and shall report to the Chief Executive Officer of the Company.

3.2

Duties.  The Employee will have the same authority and responsibilities as he held in his position as Vice President of Operations of the Company prior to the Effective Date and will perform such duties customarily performed by a vice president of operations of a company in similar lines of business as the Company, including such duties as may be assigned to the Employee by the Board of Directors of the LLC (the "Board") or the Chief Executive Officer of the Company.  The Employee will devote all his full business time and attention to the performance of such duties and to the promotion of the business and interests of the Company, Holdings, the LLC, and their subsidiaries.  This Section 3.2, however, shall not prevent the Employee, during the Term, from serving as a member of the board of directors of civic and charitable organizations, provided that such membership does not materially interfere

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with the Employee's performance of his duties under this Agreement or conflict with Section 7.3 of this Agreement.

4.

Compensation and Benefits by the Company.  As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Employee the following during the Term:

4.1

Base Salary.  The Company will pay to the Employee an annual base salary of  $215,000, payable in accordance with the customary payroll practices of the Company ("Base Salary"), less applicable withholdings for federal, state, and local taxes.  The Board will review annually the Employee's Base Salary for upward adjustment.

4.2

Bonus.  The Employee shall be eligible to receive an annual bonus ("Bonus") under a plan established by the Company in the amount determined by the compensation committee of the Board.

4.3

Participation in Employee Benefit Plans.  The Employee shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, pursuant to the terms of such plans.  Notwithstanding the foregoing, the Employee shall not, at any time, receive any personal loans from the Company pursuant to any benefit plan or otherwise.

4.4

Vacation.  The Employee shall be entitled to twenty (20) days of paid vacation each fiscal year of the Company.  The carry-over of vacation days shall be in accordance with the vacation policy set forth in the Rath Manufacturing Co., Inc. Employee Handbook dated May 2005.  The Employee shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 6.2 below.

4.5

Expense Reimbursement.  The Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

5.

Termination of Employment.

5.1

Death.  The Employee's employment hereunder shall terminate immediately upon his death.

5.2

Disability.  The Company may immediately terminate the Employee's employment due to his "Disability."  For purposes of this Agreement, "Disability" shall mean a good faith determination by the Board in accordance with applicable law that as a result of a physical or mental injury or illness, the Employee is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any twelve (12) month period.

5.3

By the Company for Cause.  The Company may immediately terminate the Employee's employment, for "Cause" (as defined below), by action of the Board, upon written notice by the Board to the Employee identifying the act or acts constituting Cause.  For purposes of this Agreement, "Cause" means: (i) the Employee’s willful and continued failure

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(other than as a result of incapacity due to mental or physical impairment) to substantially perform his duties hereunder, which is not remedied within ten (10) days after receipt of written notice from the Board specifying such failure; (ii) the Employee’s failure to carry out, or comply with, any lawful and reasonable directive of the Board or the Chief Executive Officer of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure; (iii) the Employee’s conviction of or plea of nolo contendre to any felony or other crime involving moral turpitude; (iv) the Employee’s knowing unlawful use or possession of illegal drugs; or (v) the Employee’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company, Holdings, the LLC, or any of their subsidiaries.

5.4

By the Company without Cause.  The Company may immediately terminate the Employee's employment without Cause at any time without prior notice.

5.5

By the Employee.  The Employee may terminate his employment hereunder at any time, with or without "Good Reason" (as defined below), upon thirty (30) days prior written notice to the Company.  The Employee's employment shall terminate as of thirty (30) days from the date notice is given, unless, with respect to a notice regarding a termination based on Good Reason, the Company corrects the circumstances constituting Good Reason within such thirty (30) day period.  For purposes of this Agreement, "Good Reason" means, without the Employee's consent, (i) a reduction in Base Salary or (ii) a material adverse reduction in the Employee's employee benefits; provided, however, that Good Reason shall not include acts which are cured by the Company within thirty (30) days following the Company's receipt of written notice from the Employee of the existence of circumstances constituting Good Reason.  Any notice of termination for Good Reason must be given within thirty (30) days following the Employee's learning of circumstances constituting Good Reason.

5.6

Removal from any Boards and Position.  If the Employee's employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or any other board to which he has been appointed or nominated by or on behalf of the Company, Holdings or the LLC and (ii) from any position with the Company, Holdings, the LLC, or any of their subsidiaries, including, but not limited to, an officer of the Company.

6.

Obligations upon Termination.

6.1

By the Company for Cause or by the Employee Without Good Reason or Due to Death or Disability.  If (i) the Employee's employment with the Company terminates due to his death; (ii) the Company terminates the Employee's employment with the Company for Cause; (iii) the Company terminates the Employee's employment with the Company due to the Employee's Disability; or (iv) the Employee terminates his employment with the Company without Good Reason, the Employee or the Employee's legal representatives (as appropriate), shall be entitled to receive the following:

(a)

the Employee's accrued but unpaid Base Salary and benefits set forth in Section 4.3, if any, to the date of termination (the "Accrued Benefits"); and

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(b)

expenses reimbursable under Section 4.5 incurred but not yet reimbursed to the Employee to the date of termination.

6.2

By the Company Without Cause or By the Employee for Good Reason.  If the Company terminates the Employee's employment without Cause or if the Employee terminates his employment for Good Reason, the Employee shall be entitled to receive the following, upon execution without revocation of a valid general release of all claims against the Company, Holdings, the LLC, and Castle Harlan, Inc., substantially in the form attached hereto as Exhibit A:

(a)

the Accrued Benefits;

(b)

the Employee's accrued but unpaid vacation, if any, to the date of termination;

(c)

continued Base Salary for twelve (12) months after the date of termination, payable in monthly installments; and

(d)

continued coverage under the Company's medical and dental plans for twelve (12) months after the date of termination; provided, that the Company may provide such coverage through reimbursement of the cost of continuation of group health coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, to the extent the Employee is eligible and subject to the terms of the plan and the law.

6.3

Election Not to Extend the Term.  In the event that any Party elects not to extend the Term pursuant to Section 2 of this Agreement, unless the Employee’s employment with the Company is earlier terminated pursuant to Section 5 of this Agreement, the Employee’s termination of employment hereunder (whether or not the Employee continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled date on which the extension begins, and the Employee shall be entitled to receive the Accrued Benefits.

6.4

Nondisparagement.  Except in connection with any legal dispute between the Parties or an order of a court or governmental agency with jurisdiction, the Employee shall not at any time (whether during or after the Term) publish or communicate to any person or entity any "Disparaging" (as defined below) remarks, comments or statements concerning the Company, Holdings, the LLC, Castle Harlan, Inc., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, and the Company, Holdings, the LLC, and Castle Harlan, Inc. shall not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Employee and shall instruct their respective present members, partners, directors, and officers to not at any time publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Employee.  "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

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7.

Restrictions and Obligations of the Employee.

7.1

Confidentiality.  i)  During the course of the Employee's employment by the Company (prior to and during the Term), the Employee has had and will have access to certain trade secrets and confidential and proprietary information relating to the Company, Holdings, the LLC, and their subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists; databases; competitive strategies; computer programs, frameworks, or models; marketing programs; sales, financial, marketing, training and technical information; product development (and proprietary product data); and any other information, whether communicated orally, electronically, in writing or in other tangible forms, concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, and know-how; obtaining and developing the goodwill of their customers; their other external relationships; their data systems and data bases; and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties.  The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee's employment by the Company, Holdings or the LLC (prior to and during the Term) and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information.

(b)

All files, records, documents, drawings, specifications, data, computer programs, intangible property (including but not limited to trade names, registered and unregistered trademarks and service marks, brand names, patents, and copyrights) and similar items relating thereto or to the business carried on by the Company, Holdings, the LLC, and their subsidiaries, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company, Holdings, the LLC, and their subsidiaries, whether prepared by the Employee or otherwise, coming into the Employee's possession, shall remain the exclusive property of the Company, Holdings, the LLC, and their subsidiaries, and the Employee shall not

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remove any such items from their premises, except in furtherance of the Employee's duties under this Agreement.

(c)

It is understood that while employed by the Company, the Employee will promptly disclose to it, and assign to it the Employee's interest in any invention, improvement or discovery made or conceived by the Employee, either alone or jointly with others, which arises out of the Employee's employment with the Company (prior to and during the Term).  At the Company's request and expense, the Employee will assist the Company, Holdings, the LLC, and their subsidiaries during the Term and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)

As requested by the Company and at the Company's expense, from time to time and upon the termination of the Employee's employment with the Company for any reason, the Employee will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Employee's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7.2

Non-Solicitation or Hire.  During the Term and for a period of twelve (12) months following the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly (a) solicit or attempt to solicit or induce, directly or indirectly, any party who is a customer or client of the Company, Holdings, the LLC, or any of their subsidiaries, or who was a customer or client of the Company, Holdings, the LLC, or any of their subsidiaries at any time during the twelve (12) month period immediately prior to the date the Employee's employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company, Holdings, the LLC, or any of their subsidiaries. (b) interfere with or attempt to interfere with any business relationships (whether formed before, during, or after the Term) of the Company, Holdings, the LLC, or any of their subsidiaries with their suppliers, or (c) hire or solicit or attempt to hire or solicit or induce, directly or indirectly, any employee of the Company, Holdings, the LLC, or any of their subsidiaries or any person, who was an employee of the Company, Holdings, the LLC, or any of their subsidiaries during the six (6) month period immediately prior to the date the Employee's employment hereunder terminates, to terminate such employee's employment relationship with the Company, Holdings, the LLC, or any of their subsidiaries in order to enter into a similar relationship with the Employee, or any other person or entity; provided however, that advertising for employment in any online careers website, newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees shall not constitute a breach of this Section 7.2.

7.3

Non-Competition.  During the Term and for a period of twelve (12) months following the termination of the Employee's employment for any reason, the Employee shall not, whether individually as a director, manager, member, stockholder, partner,

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owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company, Holdings, the LLC, or any of their subsidiaries (x) on the date of the Employee's termination of employment (including, without limitation, any business which the Company, Holdings, the LLC, or any of their subsidiaries has specific plans to conduct in the future and as to which the Employee is aware) or (y) within twelve (12) months prior to the Employee's termination of employment with the Company in the geographic locations where the Company, Holdings, the LLC, or any of their subsidiaries engages or proposes to engage in such business (the "Competitive Business").  Notwithstanding the foregoing, the Employee may, directly or indirectly own, solely as an investment, securities of any firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee is not a controlling person of, or a member of a group which controls, such entity and does not directly or indirectly own 5% or more of any class of securities of such entity.

7.4

Property.  The Employee acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment (prior to and during the Term) are the sole property of the Company, Holdings, the LLC, or any of their subsidiaries ("Company Property").  During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company, Holdings, the LLC, or any of their subsidiaries, copies of any record, file, memorandum, document, or equipment, or any other item relating to the business of the Company, Holdings, the LLC, or any of their subsidiaries, except in furtherance of his duties under the Agreement.  When the Employee's employment terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all Company Property in his possession or control.

8.

Remedies; Specific Performance.  The Parties acknowledge and agree that the Employee's breach or threatened or attempted breach of any of the covenants or restrictions set forth in Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including but not limited to, specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties' remedies for any breach by the Employee of any covenants or restrictions set forth in Section 7, in the event of such breach, (i) the Employee shall not be entitled to any payments set forth in Section 6 hereof, except as required by law, and (ii) the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 6.

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9.

Other Provisions.

9.1

Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)

If to the Company, to:

RathGibson, Inc.
c/o Castle Harlan, Inc.
150 East 58th Street, 38th Floor

New York, New York 10155

Attention:

William M. Pruellage

Telephone:

(212) 317-6417

Fax:

(212) 207-8042

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022
Attention:

Robert Goldstein
Telephone:

(212) 756-2000
Fax:

(212) 593-5955

(b)

If to the Employee, to the Employee's home address reflected in the Company's records.

9.2

Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3

Representations and Warranties by the Employee.  The Employee represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4

Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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9.5

Governing Law, Dispute Resolution and Venue.

(a)

This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed entirely within that State, without regard to conflicts of laws principles.

(b)

The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the Parties agree to the waiver of a jury trial.

9.6

Assignment.  This Agreement, and all of the Employee’s rights and duties hereunder, shall not be assignable or delegable by the Employee.  Any purported assignment or delegation by the Employee in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company, Holdings or the LLC to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company, Holdings or the LLC.  Upon such assignment, the rights and obligations of the Company, Holdings or the LLC hereunder shall become the rights and obligations of such affiliate or successor person or entity; provided that, in the event such affiliate person or entity is unable to satisfy the obligations owed to the Employee under this Agreement, the Company shall remain liable for such obligations.

9.7

Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.8

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.9

Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.10

Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.  The Employee acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

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9.11

Judicial Modification.  If any court determines that any of the covenants in Section 7, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.12

Tax Withholding.  The Company is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

9.13

Conformance with Code Section 409A.  The Parties hereto agree to negotiate in good faith should any amendment to the Agreement be required in order to comply with Section 409A of the Internal Revenue Code.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE

/s/ Nick Cray

Name: Nick Cray

RATHGIBSON, INC.

By: /s/ Harley B. Kaplan

Name: Harley B. Kaplan

Title: President and Chief Executive Officer

RGCH HOLDINGS CORP.

By: /s/ John Morningstar

Name: John Morningstar

Title: Vice President

RGCH HOLDINGS LLC

By: /s/ John Morningstar

Name: John Morningstar

Title: Vice President

With respect to Section 6.4,

CASTLE HARLAN, INC.

By: /s/ John Morningstar

Name: John Morningstar

Title: Managing Director

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EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

RathGibson, Inc. (the "Company") and its affiliated companies, RGCH Holdings Corp. ("Holdings") and RGCH Holdings LLC (the "LLC"), and Nick Cray (the "Employee") (together, the "Parties") entered into an employment agreement, effective [__________] (the "Employment Agreement").  The Parties hereby agree that this Separation Agreement and General Release (the "Agreement") sets forth their complete agreement and understanding regarding the termination of the Employee's employment with the Company.

1.

Separation Date.  The Employee's employment with the Company will terminate effective [_______________] (the "Separation Date").  The Employee agrees to return all property belonging to the Company, Holdings, the LLC, and any of their subsidiaries no later than the Separation Date.  Except as specifically provided below, the Employee shall not be entitled to receive any benefits of employment following the Separation Date.

2.

Consideration of the Company.  In consideration for the releases and covenants by the Employee in this Agreement, the Company will provide the Employee with the following:  [insert consideration as set forth in the Employment Agreement]

3.

Employee Release of Rights.  The Employee (defined for the purpose of this Paragraph 3 as the Employee and the Employee's agents, representatives, attorneys, assigns, heirs, executors, and administrators) irrevocably, fully, and unconditionally releases the Released Parties (defined as the Company, Holdings, the LLC, Castle Harlan, Inc., and each of their affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and any of their past or present employees, officers, agents, insurers, attorneys, administrators, officials, directors, shareholders, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company's employee benefit plans) from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, arising or that may have arisen out of or in connection with the Employee's employment with or termination of employment from the Company, from the beginning of time to the date hereof, including but not limited to claims, actions or liability under:  (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Workers' Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights law, or the Administrative Code of the City of New York, all as amended; (2) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment, and (3) the common law relating to employment contracts, wrongful discharge. defamation, or any other matter.

4.

Waiver of Reinstatement.  The Employee waives any reinstatement or future employment with the Company, Holdings or the LLC and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, re-employed, or reinstated by the Company, Holdings, the LLC, or any of its affiliated companies or corporations.

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5.

No Encouragement of Claims.  The Employee agrees not to encourage or assist any person who files a lawsuit, charge, claim or complaint against the Released Parties unless the Employee is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

6.

Cooperation of the Employee.  The Employee agrees to cooperate with the Company, Holdings, the LLC, or any of their subsidiaries in any reasonable manner as the Company, Holdings, the LLC, or any of their subsidiaries may request, including but not limited to furnishing information to and otherwise consulting with the Company; and assisting the Company in any litigation or potential litigation or other legal matters, including but not limited to meeting with and fully answering the questions of the Company or its representatives or agents, and testifying and preparing to testify at any deposition or trial.  The Company agrees to reimburse the Employee for any reasonable out of pocket expenses incurred as a result of such cooperation.

7.

Non-admission/Inadmissibility.  This Agreement does not constitute an admission by the Company, Holdings, the LLC, or any of their subsidiaries that any action it took with respect to the Employee was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on the Employee, and the Company, Holdings, the LLC, and their subsidiaries specifically deny any such wrongdoing or violation.  This Agreement is entered into solely to resolve fully all matters related to or arising out of the Employee's employment with and termination from the Company, and its execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

8.

Severability.  The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions.

9.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of New York, without regard to its principles of conflicts of laws.

10.

Scope of Agreement.  The Employee understands that he remains bound to those provisions in the Employment Agreement, which survive the termination of the Employee's employment, including but not limited to, those provisions in Section7 of the Employment Agreement.  Except as specifically set forth in such provisions, this Agreement contains the entire agreement and understanding between the Employee and the Company concerning the matters described herein, and supersedes all prior agreements, discussions, negotiations, understandings and proposals of the Parties.  The terms of this Agreement cannot be changed except in a subsequent document signed by both Parties.

11.

Revocation Period.  The Employee has the right to revoke this Agreement for up to seven (7) days after he signs it.  In order to revoke this Agreement, the Employee must sign and send a written notice of the decision to do so, addressed to [name] at [insert title, and address], and that written notice must be received by the Company no later than the eighth (8th) day after the Employee signed this Agreement.  If the Employee revokes this Agreement, the Employee will not be entitled to any of the consideration from the Company described in paragraph 2 above, except to the extent required by law.

10073273.1	- 13 -

12.

Voluntary Execution of Agreement.  The Employee acknowledges that:

a.

the Employee has carefully read this Agreement and fully understands its meaning;

b.

the Employee had the opportunity to take up to twenty one (21) days after receiving this Agreement to decide whether to sign it;

c.

the Employee understands that the Company is hereby advising him, in writing, to consult with an attorney before signing it;

d.

the Employee is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; and

e.

everything the Employee is receiving for signing this Agreement is described in the Agreement itself or in his Employment Agreement, and no other promises or representations have been made to cause the Employee to sign it.

13.

Nondisclosure.  The Employee shall not disclose the contents or substance of this Agreement to any third parties, other than the Employee's attorneys, accountants, or as required by law and shall instruct each of the foregoing not to disclose the same.

EMPLOYEE

____________________________________

Name:

RATHGIBSON, INC.

By:

Name:

Title:

RGCH HOLDINGS CORP.

By:

Name:

Title:

RGCH HOLDINGS LLC

By:

Name:

Title:

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